Exhibit 23.2

CONSENT TO BE NAMED AS A DIRECTOR

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to be named as a director of Owens Corning (Reorganized) Inc. (the “Company”) (effective on the day after the effective date of Owens Corning’s plan of reorganization) in the Registration Statement on Form S-1 of the Company, and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement (including the prospectus contained therein). I further consent to the filing of this consent as an exhibit to such Registration Statement.

October 24, 2006

/s/ Marc Sole
Marc Sole